Exhibit 10.9

February 25, 2017

Dear Gavin,

On behalf of Abpro (the “Company”), I am pleased to offer you the position of CSO, reporting to Ian Chan, CEO. Details of our offer are as follows:

1.	Effective Date: Your full-time employment with the Company shall start on March 1, 2017 (the “Commencement Date”).

2.	Compensation: Your base salary will be $325,000 per year paid on a biweekly pay period basis. You are also eligible to participate in the Company’s annual performance-based bonus program with the potential to earn bonuses upon reaching company/individual milestones of up to 30% of base. You are eligible for a bonus higher than this % should you exceed all performance parameters. All payments and other amounts contemplated to be payable by this letter will be reduced by all tax or other amounts required to be withheld under applicable law. Abpro will pay you a one-time initial cash. bonus of $30,000.

3.	Stock Options: Subject to approval by the Board of Directors (or an appropriate Committee appointed by the Board of Directors), and pursuant to a written stock option agreement entered into by and between you and the Company (the “Option Agreement”), you are also eligible to participate in the Company’s stock options program, with an initial grant of 228,000 stock options. 3,000 stock options will be vested upon initial grant. You will be eligible to receive another 45,000 shares of restricted stock (exercise price at FMV at time of grant) at date of hire, with these shares subject to forfeiture should an IND not be filed on any one program before the end of 2018.

4.	Benefits: You may participate in any and all of the benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing these programs including insurance benefits as well as paid time off and holidays.

Our offer is contingent upon (1) the successful completion of a background check; (2) your execution of a Non-Disclosure agreement and Non-compete, copies of which will be presented during onboarding for signing; and (3) submission of an I-9 Employment Eligibility Verification Form acceptable to the Company within three (3) days of your date of employment. You must be prepared to offer proof of your employability in the United States in accordance with the requirements listed on the I-9 Form within the first three (3) days of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this agreement or carrying out your responsibilities for the Company as contemplated hereby, or which is in any way inconsistent with any of the terms hereof. You further represent that you will not breach the terms of any other agreement to keep in confidence proprietary information, knowledge or data you may have acquired in confidence or in trust prior to beginning your employment with the Company. You confirm that the resume you provided the Company is accurate and does not include any misrepresentations about prior employment or education.

Notwithstanding the foregoing, or anything else in this offer letter, in the event that you are separated from employment without cause, you will be eligible to receive severance consisting of six (6) months of continued base compensation, provided that you sign a separation agreement and release prepared by Abpro, and provided that you sign and return the attached, “Agreement Not To Disclose Confidential And/Or Proprietary Information, And Agreement Not To Solicit Employees, Customers Or Prospective Customers And Not To Compete With Abpro, Inc.” (the “Confidentiality Agreement”) on your start date. Note that payment of any continued compensation under this provision will require strict adherence to the Confidentiality Agreement. For purposes of this provision, “cause” will mean (1) poor work performance, as determined by the Company; or (2) misconduct, as determined by the Company, or (3) any conduct that the Company deems materially harmful to its business, interests, or reputation.

As indicated above, the Company is an at will employer, which means that either you or the Company may terminate the employment relationship at any time with or without notice and with or without reason. This letter is not to be construed as an agreement, either expressed or implied, to employ you for any stated term.

Please accept our offer of employment by signing the enclosed copy of this letter and agreements and returning all documents to Abpro by February 28, 2017, at which point the offer will expire.

Sincerely,

/s/ Ian Chan
Ian Chan

I hereby accept employment with Abpro on the terms and conditions set forth above.

/s/ Gavin MacBeath	02/27/2017
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Gavin MacBeath
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